UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

PSI CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	0-20317	88-0270266
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7222 Commerce Center Drive, Suite 230, Colorado Springs, Colorado

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (719) 359-5533

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)

On June 30, 2010, David Foni announced his resignation from the Board of Directors of PSI Corporation (“the Company”). Mr. Foni did not hold any positions on any committee of the Board of Directors at the time of his resignation. A copy of the resignation letter is attached hereto as Exhibit 99.1.

(b)	On June 30, 2010, Mr. Foni announced his resignation as the Chief Executive Officer of the Company. A copy of the resignation letter is attached hereto as Exhibit 99.1.

(c)

The Company has appointed Eric Kash to replace Mr. Foni as the interim Chief Executive Officer of the Company. Mr. Kash currently serves as both a director and Chief Financial Officer of the Company. Mr. Kash has served as the Chief Financial Officer of PSI since November 10, 2009 and prior to that worked an investment banker with Basic Investors. As of the date of this filing, the Company has not entered into any understanding or agreement with respect to Mr. Kash’s role as interim Chief Executive Officer.

(d)

On July 1, 2010, the Company appointed Herbert B. Soroca as a new member of the Board of Directors. As of the date of this filing, Mr. Soroca has neither been appointed nor is expected to be appointed to any committees of the Board of Directors. Mr. Soroca is the Founder and President of North Cove Capital Advisors in Stamford, Conn., which provides advice to emerging growth companies in the areas of finance, management and strategy. A Wall Street veteran, he has overseen public offerings, PIPEs, and private debt and equity placement. He earned his AB from Columbia College and his JD from the Columbia University School of Law. As of the date of this filing, the Company has not entered into any understanding or agreement with Mr. Soroca regarding his appointment as a director of the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Resignation Letter of David Foni dated June 30, 2010.
99.2	Press Release dated July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSI CORPORATION

Date: July 7, 2010	By:	/s/ Eric Kash
Eric Kash
Chief Financial Officer